Exhibit 99.3

FOR IMMEDIATE RELEASE

Press Release AIG 175 Water Street New York, NY 10038 www.aig.com	Contacts: Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com Jennifer Hendricks Sullivan (Media): 212-770-3141; jennifer.sullivan@aig.com

AIG ANNOUNCES PRICING OF THE SALE OF ORDINARY H SHARES OF PICC PROPERTY AND CASUALTY COMPANY LIMITED

NEW YORK, May 2, 2016 — American International Group, Inc. (NYSE: AIG) announced today that it has priced the sale of 740 million ordinary H shares of PICC Property and Casualty Company Limited (PICC P&C) by means of a placing to institutional investors.

Upon the closing of the placing, which is scheduled for May 5, 2016, and is subject to customary closing conditions, AIG will receive gross proceeds of approximately US$1.25 billion, based upon a purchase price of HK$13.08 (approximately US$1.69) per share. Thereafter, AIG will hold a position of approximately 111 million shares, representing 0.75 percent of the total issued share capital of PICC P&C.

“We’re transforming AIG into a leaner, more profitable and focused insurer,” said Peter D. Hancock, President and Chief Executive Officer of AIG. “By continuing to de-risk our position in PICC P&C, we are enhancing our financial flexibility. We continue to greatly value our strategic partnership with PICC P&C.”

The ordinary H shares have not been and will not be registered under the Securities Act of 1933, as amended (the Securities Act), or any other applicable law, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any other applicable law.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the ordinary H shares, nor shall there be any sale of the ordinary H shares in any jurisdiction in which such offer, solicitation, or sale would be unlawful.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, no assurance can be given that AIG will be able to complete the placing of the PICC P&C ordinary H shares, or, if completed, what the net proceeds will be from the placing. These forward-looking statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. Except for AIG’s ongoing obligation to disclose material information as required by federal securities laws, AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions, or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

FOR IMMEDIATE RELEASE

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American International Group, Inc. (AIG) is a leading global insurance organization serving customers in more than 100 countries and jurisdictions. Founded in 1919, today we provide a wide range of property casualty insurance, life insurance, retirement products, mortgage insurance and other financial services to customers in more than 100 countries and jurisdictions. Our diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com and www.aig.com/strategyupdate | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance | LinkedIn: http://www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.